Exhibit 10.12

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”), has been made and entered into as of December 7, 2025, by and between ContextLogic Holdings Inc. (the “Company”) and Rishi Bajaj (“Employee”) (each a “Party” and collectively the “Parties”).

1.           Employment Status. Employee’s employment with the Company duly and effectively terminated on December 7, 2025 (the “Separation Date”).  Effective as of the Separation Date, Employee was deemed to have irrevocably resigned from any and all positions or offices that Employee held with the Company or any of its affiliates, without any further action required therefor (collectively, the “Resignations”).  The Company, on its own behalf and on behalf of its affiliates, hereby accepts the Resignations as of the Separation Date, and Employee agrees to sign and return such documents confirming the Resignations as the Company or any of its affiliates may reasonably require.

2.           Accrued Obligations. Employee acknowledges that, in accordance with applicable law, on the Separation Date, Employee received payment for any accrued but unpaid base salary through the Separation Date.  In addition, following the Separation Date, (i) Employee shall remain eligible to be reimbursed for any accrued but unpaid or unreimbursed expenses incurred prior to the Separation Date in accordance with Section 5(e) of the Employment Agreement between the Company and Employee, dated March 6, 2025 (the “Employment Agreement”), and (ii) Employee shall be eligible to receive any accrued and vested benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein.

3.          Separation Arrangements. In consideration of Employee’s execution of this Agreement and subject to Employee’s meeting in full Employee’s obligations under it and the Restrictive Covenants and in full consideration of any rights Employee may have under the Employment Agreement, the Parties agree as follows:

(a)          Class P Units.

(i)         With respect to the 2,372,216.60 Class P Units in ContextLogic Holdings, LLC (“Holdings”) granted to Employee pursuant to the joinder agreement by and between Employee and Holdings, dated March 6, 2025 (“Original Joinder Agreement”), notwithstanding Employee’s termination of employment on the Separation Date, on the Effective Date, (A) the Performance Vesting Units (as defined in the Original Joinder Agreement) shall remain outstanding and shall remain eligible to vest as set forth Exhibit B of the Original Joinder Agreement as if Employee remained employed by the Company through the End Date (as defined in the Original Joinder Agreement), and (B) Employee shall become fully vested in the Time Vesting Units (as defined in the Original Joinder Agreement) on the Separation Date.

(ii)        On, or within 10 days following, the Effective Date, (A) Employee shall transfer 100% of Employee’s Class P Units in Holdings granted pursuant to the Original Joinder Agreement to RB Strategic Holdings LP – Easter Series, a Delaware limited partnership established and controlled by Employee (the “RB Aggregator”); and (B) immediately following the transfer of Employee’s Class P Units to the RB Aggregator, Employee shall transfer 50% of Employee’s economic interest in the RB Aggregator to the individuals set forth on Exhibit A (the “Designated Individuals”), in the amounts set forth on Exhibit A, provided that Holding’s consent to such transfer is contingent upon each of the Designated Individuals having executed a valid and effective release of claims in favor of the Company in a form determined by the Company in its sole discretion.  Employee agrees that Employee shall be solely liable for any taxes, interest, or penalties that may be imposed as a result of any transfer of Employee’s Class P Units or any transfer of Employee’s economic interests in the RB Aggregator.  In no event whatsoever shall Holdings or any of its affiliates (including, without limitation, the Company) be liable for any taxes, interest, or penalties that may be imposed on Employee or any other individual or entity as a result of any transfer of Employee’s Class P Units (including to the RB Aggregator) or any transfer of Employee’s economic interests in the RB Aggregator.

(iii)        On, or as soon thereafter as reasonably practicable following, but in no event later than 30 days following, the Closing Date, as such term is defined in the Purchase Agreement by and among US Salt Parent Holdings, LLC, the Company, and the other parties thereto, dated on or about the date hereof (as amended or supplemented, the “Purchase Agreement”), the RB Aggregator shall be granted 600,000 Class P Units in Holdings subject to (A) to Employee’s execution of the joinder agreement attached as Exhibit B (the “New Joinder Agreement”), and (B) on or after the Effective Date, but in all events prior to the Closing Date, Employee delivering written notice to Holdings transferring Employee’s right to receive the Class P Units pursuant to the New Joinder Agreement to the RB Aggregator and the RB Aggregator agreeing in a signed writing to be bound as the “Class P Member” by the terms and conditions of the New Joinder Agreement. The Class P Units shall be subject to such terms and conditions as set forth in the Second Amended and Restated Limited Liability Company Agreement of ContextLogic Holdings, LLC, to be effective as of the Closing Date (as amended or amended and restated, the “Second LLCA”, and operative Limited Liability Company Agreement of ContextLogic Holdings, LLC as of any particular date, the “LLCA”) and the New Joinder Agreement.  In the event that the Closing (as such term is defined in the Purchase Agreement) does not occur, neither Employee nor the RB Aggregator shall receive the grant contemplated by this Paragraph 3(a)(iii).

(iv)       Subject to the occurrence of the Closing, the LLCA shall be amended to incorporate the tag-along right applicable to the Class P Units set forth on Exhibit C. In the event that the Closing does not occur, the LLCA shall not be amended to incorporate the tag along right.

(v)         Employee represents and warrants as follows: (A) the RB Aggregator is a limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or organization; (B) the RB Aggregator has all requisite power and authority to conduct its business as now conducted and as presently contemplated under Paragraph 3(a) and to consummate the transactions contemplated by Paragraph 3(a); (C) the consummation of the transactions contemplated by Paragraph 3(a) will not constitute a breach of or default under any agreement or instrument by which the RB Aggregator is bound, or to which any of its assets is subject, or any order, rule or regulation applicable to it or of any court or any governmental body or administrative agency having jurisdiction over it; and (D) the RB Aggregator is not in violation of its organizational documents or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it may be bound or to which any of its assets is subject.

(vi)        Terms used in this Paragraph 3(a) but not otherwise defined herein shall have the meanings ascribed to them in the LLCA.

(b)        2025 Bonus. Provided that each of the Designated Individuals executes a valid and effective release of claims in favor of the Company in a form determined by the Company in its sole discretion, Employee shall receive Employee’s Incentive Bonus (as defined in the Employment Agreement) in respect of the Company’s 2025 fiscal year at an amount equal to $825,000, payable at the same time annual bonuses are paid to other senior executives of the Company, but in no event later than March 15, 2026 (the “Incentive Bonus”).

4.           Benefits. Employee’s participation in the Company’s employee benefit programs and plans will cease on the date on which Employee becomes ineligible for benefits as dictated by the terms governing such employee benefit plan or program. After such date, Employee will be entitled to elect to continue group health coverage, at Employee’s own expense, pursuant to applicable law. Information regarding continuation coverage will be provided to Employee under separate cover.

5.           Acknowledgments. Employee acknowledges and agrees that, other than as set forth in Paragraphs 2 and 3, Employee is not entitled to and will not be entitled to any other compensation or benefits of any kind or description from the Company or any of its affiliates (together, the “Company Entities”), or from any of the other Released Parties (as defined below), including without limitation any payments or other benefits pursuant to the Employment Agreement. The amounts and benefits set forth in Paragraphs 2 and 3 constitute the total consideration to be paid to Employee by the Company Entities (and all of the Released Parties) and are in lieu of any and all payments and/or other consideration of any kind which at any time has been the subject of any prior discussion, representations, inducements or promises, oral or written, direct or indirect, contingent or otherwise. Employee acknowledges that as of the date of this Agreement, Employee has been compensated for all hours worked during Employee’s employment with the Company.

6.            Release.

(a)         In consideration of the Company’s agreement to provide Employee with the benefits described herein to which Employee is not otherwise entitled and the sufficiency of which Employee acknowledges, Employee does hereby fully, finally and unconditionally release and forever discharge the Company, its past, present and future parents, subsidiaries, affiliates, and all of their respective past, present and future shareholders (including, without limitation, BC Partners Advisors LP, Abrams Capital Management, LLC, and each of their respective past, present and future affiliates), as well as their respective past, present and future trustees, directors, officers, investors, shareholders, members, managers, general and limited partners, agents, representatives, employees, administrators, attorneys, benefit plan fiduciaries, employee benefit plans, and insurers, and all of their respective past, present and future predecessors, successors, and assigns, and all others connected with any of them, both individually and in their official capacities (collectively “Released Parties”), from any and all rights, claims, liabilities, obligations, damages, costs, expenses, attorneys’ fees, suits, actions, and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law and in equity, enforceable or arising under any local, state or federal common law, statute or ordinance of any nature whatsoever, including but not limited to those in any way relating to, connected with or arising from Employee’s past employment or other association with the Company or any of its affiliates (or the termination thereof) or any past actions, statements, or omissions of the Company or any of the Released Parties occurring prior to Employee’s execution of this Release, including, but not limited to, all claims for defamation, wrongful termination, wages, including overtime wages, bonuses, commissions, vacation pay, holiday pay, sick pay, severance, back pay, front pay, penalties, life insurance, health or medical insurance, equity or equity-based compensation, or any other fringe benefit or compensation of any kind including any such claim arising under federal or state law, pain and suffering, negligent or intentional infliction of emotional distress, breach of contract, and interference with contractual relations, tort claims, employment discrimination claims, and all claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. §1981), the Family and Medical Leave Act, the Equal Pay Act, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Workers Adjustment and Retraining Act, the California False Claims Act, the California Fair Employment and Housing Act, the California Business and Professions Code, the California Family Rights Act (CFRA), civil penalties pursuant to any provision of the California Labor Code (including, without limitation, the Labor Code Private Attorney’s General Act (“PAGA”) and/or the Industrial Welfare Commission’s Wage Orders), the Ralph Civil Rights Act, the Tom Bane Civil Rights Act, the California Constitution, and other similar state or local laws, and any other statutory, contract, implied contract, or common law claim arising out of or involving Employee’s employment, the termination of Employee’s employment, or any continuing effects of Employee’s employment with the Company. Notwithstanding the foregoing or anything in this Agreement to the contrary: (i) Employee’s right to be indemnified as an officer of the Company shall remain in full force and effect, in accordance with the terms of the governing documents and by-laws of the Company, as well as any rights Employee may have under or in respect of any D&O or other insurance policies maintained by the Company or its affiliates; (ii) Employee shall not be deemed to have released any rights or claims that Employee may have as the holder of vested equity of the Company or under the LLCA, the Original Joinder Agreement or the New Joinder Agreement, in each case in accordance with their express terms (as expressly modified by this Agreement); (iii) this Agreement shall not and does not release, alter or affect any rights or claims of Employee to enforce this Agreement in accordance with its express terms and (iv) Employee shall not be deemed to have released any right or claims that cannot be waived as a matter of law.

(b)        Employee acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542. Accordingly, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT ALL RIGHTS UNDER SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA ARE EXPRESSLY WAIVED BY EMPLOYEE. Section 1542 reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Employee agrees to expressly waive any rights under Section 1542 as well as any other statutes or common law principles of similar effect. Employee understands that this waiver is not a mere recital, but is a knowing and voluntary waiver of rights and benefits otherwise available, and Employee agrees that this waiver is an essential and material term of the Agreement, and that without such waiver the Company would not have entered into the Agreement. In the event that any waiver of the provisions of Section 1542 provided herein should be determined by a court or arbitrator of competent jurisdiction to be invalid, voidable or unenforceable for any reason, such waiver to that extent shall be severable from the remaining provisions of this Agreement and the invalidity, voidability or unenforceability thereof shall not affect the validity, effect, enforceability or interpretation of the remaining provisions of the Agreement.

7.           No Pending or Future Claims. Subject to Paragraph 15, Employee will not bring any legal action against any of the Released Parties for any claim waived and released under this Agreement, and Employee represents and warrants that no such claim has been filed to date.

8.          Continuing Obligations. Subject to Paragraph 15, Employee represents and warrants that Employee has complied with, and agrees to continue to comply with, Employee’s ongoing obligations under the Employment Agreement, which include obligations regarding non-disparagement, confidential information, and non-solicitation, which are incorporated into this Agreement by reference (all such ongoing obligations, together with any similar obligations under this Agreement, the Original Joinder Agreement, the New Joinder Agreement, or the LLCA, the “Restrictive Covenants”). Notwithstanding the foregoing, with respect to the period following the Separation Date, the Company hereby waives the application of the non-competition and non-solicitation restrictions under Section 9(b) of the Employment Agreement.  Employee expressly acknowledges and agrees that, upon Employee’s breach of any such Restrictive Covenants, and without limitation of any rights the Company or any other Released Party may have at law or in equity, the Incentive Bonus and any Class P Units of Holdings that Employee (or Employee’s permitted transferees, if applicable, including the RB Aggregator) then holds (whether pursuant to the Original Joinder Agreement, the New Joinder Agreement, or otherwise) shall be immediately and automatically terminated and forfeited for no consideration.

9.           Non-Disparagement.

(a)         Subject to Paragraph 15, Employee shall not, at any time, directly or indirectly, issue or communicate any statement, whether orally or in writing, that maligns, denigrates, or disparages the Company, BC Partners Advisors LP, Abrams Capital Management, LLC, or any of their respective affiliates or any of their respective partners, members, officers, directors, or employees.

(b)       The Company agrees it will not direct or instruct its employees, agents, directors or officers to, at any time, directly or indirectly, issue or communicate any statement, whether orally or in writing, that maligns, denigrates, or disparages Employee.

(c)         Nothing contained in this Agreement is intended to prohibit, restrict or prevent either Party (i) providing truthful information concerning Employee’s engagement or the Company’s business activities to any government, regulatory, or self-regulatory agency, (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful or (iii) providing truthful testimony in response to a subpoena or pursuant to legal process.

10.         Company Property; Cooperation.

(a)        Employee agrees that Employee will immediately return to the Company all property of the Company Entities and copies thereof in Employee’s possession, including, but not limited to, credit cards, office keys, building access cards, computer software or hardware, mobile telecommunications devices, records, correspondence, other books or manuals issued by the Company and any confidential information in Employee’s possession. After giving effect to such return, Employee represents and warrants that Employee has no property of the Company Entities in Employee’s possession, other than documents relating to Employee’s own relationship with the Company. Employee also represents and warrants that Employee has no debts to the Company Entities, and the Company Entities are not indebted to Employee.

(b)         Until the three (3) year anniversary of the Separation Date, Employee agrees to furnish information and assistance as may reasonably be requested by the Company in connection with any claims, charges, or litigation in which it, or any of its parent, subsidiaries, or affiliated entities is, or may become, involved. In addition, Employee agrees that Employee shall cooperate with any reasonable requests from the Company that the Company determines are necessary to facilitate consummation of the transactions contemplated by the Purchase Agreement (and Employee further agrees that Employee shall not, directly or indirectly, interfere with the consummation of such transactions in any way). Such information and assistance shall be furnished at mutually agreeable times and (i) the Company shall reimburse Employee for any reasonable, necessary, and out-of-pocket expenses incurred in connection with such cooperation that are pre-approved by the Company (subject to Employee’s provision to the Company of receipts, invoices, or other substantiating documentation of any such expenses acceptable to the Company), and (ii) if Employee’s assistance requires a material commitment of time, then the Company shall compensate Employee at an hourly rate of $264.42 per hour.

11.         Remedy for Breach; Reformation and Severability. Employee acknowledges that the Company will be irreparably injured if Employee violates any of the Restrictive Covenants, and that the Company would be entitled to an order from a court of competent jurisdiction enjoining any such violation without the posting of any bond in addition to all other remedies available to the Company. Employee agrees not to challenge the granting of any such relief or any requests therefor. It is the intention of the Parties that the Restrictive Covenants be enforced to the fullest extent possible permitted by law. In case any provision of the Restrictive Covenants is declared by a court of competent jurisdiction to be invalid, illegal or unenforceable as written, Employee and the Company agree that the court will modify and reform such provision to permit enforcement to the greatest extent possible permitted by law. If any term, provision, covenant or restriction of the Restrictive Covenants or this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

12.        Effect of Breach. In addition to any remedies the Company would be entitled to under Paragraph 11, in the event Employee breaches any of Employee’s obligations set forth in this Agreement (including provisions of the Employment Agreement or other Restrictive Covenants incorporated herein by reference), or in the LLCA, the Original Joinder Agreement, or the New Joinder Agreement, or if any of Employee’s representations and warranties set forth in this Agreement are false or misleading, any outstanding obligations of the Company hereunder will immediately terminate, and, without limitation of any rights the Company or any other Released Party may have at law or in equity, the Incentive Bonus and any Class P Units of Holdings that Employee (or Employee’s permitted transferees, if applicable, including the RB Aggregator) then holds (whether pursuant to the Original Joinder Agreement, the New Joinder Agreement, or otherwise) shall be immediately and automatically terminated and forfeited for no consideration.

13.          Miscellaneous; Representations.

(a)       Employee certifies after a review of Employee’s records that Employee has filed (or another person has filed on Employee’s behalf) with the Securities and Exchange Commission reports on Form 4 with respect to all reportable transactions under Section 16 of the Securities Exchange Act of 1934 occurring during this fiscal year on or prior to the date hereof. Employee agrees to provide any and all further certifications reasonably requested by the Company regarding reports under Section 16 of the Securities Exchange Act of 1934.

(b)       Employee acknowledges that Employee is not otherwise entitled to receive the benefits from the Company as set forth in Paragraph 3 of this Agreement by virtue of Employee’s employment with the Company or otherwise.

(c)        Employee represents and warrants that Employee fully understands the terms of this Agreement and that Employee knowingly and voluntarily, of Employee’s own free will without any duress, being fully informed and after due deliberation, accepts its terms and signs the same as Employee’s own free act. Employee further represents and warrants that, except as set forth herein, no promises or inducements for this Agreement have been made, and Employee is entering into this Agreement without reliance upon any statement or representation by any of the Released Parties or any other person, concerning any fact material hereto. Employee understands that as a result of entering into this Agreement Employee will not have the right to assert that the Company unlawfully terminated Employee’s employment or violated any rights in connection with Employee’s employment.

(d)         Employee agrees that the Company has provided Employee the opportunity to review and consider this Agreement for a sufficient period of time.

(e)         Employee represents and warrants that Employee has no claims against the Released Parties related to discrimination, harassment (including, without limitation, sexual harassment), sexual abuse, or retaliation.

(f)       All payments made pursuant to this Agreement will be subject to reduction to satisfy all applicable federal, state and local withholding tax obligations.  It is the intent of the Parties that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code, and the regulations and guidance thereunder (collectively, “Section 409A”) and the provisions of this Agreement will be interpreted and construed in favor of complying with any applicable requirements of Section 409A as necessary in order to avoid the imposition of additional tax and interest under Section 409A; provided, that nothing herein shall be construed as a representation, promise or guarantee by the Company as to the tax treatment of any payment or benefit that may be paid or provided pursuant to this Agreement and in no event shall the Company have any liability relating to a failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

14.         Effective Date.  This Agreement shall become effective on the day it is signed by Employee and returned to the Company (the “Effective Date”).

15.         Notice of Rights and Exceptions.

(a)         Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, law enforcement, a local commission of human rights, the attorney general, or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not interfere with Employee’s rights under applicable law, including (if applicable) Section 7 of the National Labor Relations Act, and does not limit Employee’s ability, without notice to the Company, to (i) file or disclose any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which Employee may be entitled, (ii) speak with Employee’s attorneys, (iii) communicate with any Government Agencies, including to report possible violations of law or regulation or making other disclosures that are protected under the whistleblower provisions of law or regulation, or (iv) otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information. Nevertheless, Employee acknowledges and agrees that by virtue of Employee’s release set forth in Paragraph 6 above, Employee has waived any individual relief available to Employee from the Released Parties (including without limitation, monetary damages, equitable relief, and reinstatement) under any of the claims and/or causes of action waived in this Agreement. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies.

(b)         Employee will not be criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

16.        Non-Admission; Inadmissibility. This Agreement does not constitute an admission by the Company or any Released Party that any action it took with respect to Employee was wrongful, unlawful or in violation of any local, state or federal act, statute, or constitution, or susceptible of inflicting any damages or injury on Employee, and the Company (on behalf of itself and all other Released Parties) specifically denies any such wrongdoing or violation. This Agreement is entered into solely to resolve all matters related to or arising out of Employee’s employment with the Company and the termination of such employment, and its execution and implementation may not be used as evidence, and will not be admissible in a subsequent proceeding of any kind, except one alleging a breach of this Agreement.

17.       Entire Agreement. This Agreement, including provisions of the Employment Agreement, the Restrictive Covenants, the LLCA, the Original Joinder Agreement, and the New Joinder Agreement that are incorporated herein by reference, constitutes the entire understanding between the Parties, and except as set forth herein, supersedes any and all prior agreements or understandings between the Parties arising out of or relating to Employee’s employment with the Company and the cessation thereof.

18.         Amendments and Waivers. No provisions of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by the Parties hereto. The failure of a Party to insist upon strict adherence to any term or provision of this Agreement on any occasion will not be considered a waiver thereof or deprive that Party of the right thereafter to insist upon strict adherence to that term or provision or any other term of this Agreement.

19.       Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of California applicable to agreements made and/or to be performed in that State, without regard to any choice of law provisions thereof. All disputes arising out of or related to this Agreement will be resolved in accordance with Section 11 of the Employment Agreement.

20.         Headings. The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning of terms contained herein.

21.         Successors and Assigns; Third-Party Beneficiaries. Each of the Parties agrees and acknowledges that this Agreement, and all of its terms, will be binding upon their representatives, heirs, executors, administrators, successors and assigns. Each of the Released Parties are express third-party beneficiaries of this Agreement, and each shall be entitled to enforce this Agreement in accordance with its terms as though an original party hereto.

22.         Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound, have executed this Agreement as of the day and year first written above.

CONTEXTLOGIC HOLDINGS INC.

/s/ Rishi Bajaj	/s/ Michael Farlekas
Rishi Bajaj	Name:	Michael Farlekas
	Title:	Chair of Compensation Committee

Exhibit A

Schedule of Interests

Individual	Interest
Janak Goyani	24.5%
Michael Scarola	22.5%
Karen Mu	3.0%

Exhibit B

New Joinder

JOINDER TO
SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
CONTEXTLOGIC HOLDINGS, LLC

This Joinder (this “Joinder”) to the Second Amended and Restated Limited Liability Company Agreement of ContextLogic Holdings, LLC, a Delaware limited liability company (the “Company”) , as amended, restated, supplemented or otherwise modified from time to time, by and among the Members of the Company (the “Agreement”), is made and entered into as of December 7, by and between the Company and Rishi Bajaj, an individual (the “Class P Member”). Unless specified otherwise, capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

1.
Effective Time; Issuance; Agreement to be Bound. This Joinder and the issuance of Class P Units hereunder shall be conditioned upon the occurrence of and become effective upon the closing of the transactions contemplated by the Purchase Agreement (as defined in the Separation Agreement, as defined below) and effectiveness of the Agreement. Concurrently with the effectiveness of this Joinder, the Company shall issue to the Class P Member 600,000 Class P Units (the “Issued Units”). By executing and delivering this Joinder, the Class P Member hereby acknowledges that he (a) has received and reviewed a complete copy of the Agreement, (b) continues to be a party to the Agreement and remains fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement (except as otherwise modified herein) as though an original party thereto and continues to be a Member for all purposes thereof and entitled to all the rights incidental thereto; provided, that, in the event of any conflict between any term or provision contained in this Joinder and a term or provision of the Agreement, this Joinder shall govern and control, and (c) is entering into this Joinder in connection with that certain Separation Agreement and Release, by and between ContextLogic Holdings Inc. and the Class P Member, dated as of December 7, 2025 (as amended or supplemented, the “Separation Agreement”), and that this Joinder is further subject to the terms and conditions of the Separation Agreement. For the avoidance of doubt, except (i) with respect to Section 5 of the Original Joinder Agreement (as defined in the Separation Agreement) which shall be deemed deleted from the Original Joinder Agreement and of no further effect, (ii) with respect to Section 9 of the Original Joinder Agreement which shall be amended and superseded in its entirety by Section 6 of this Joinder and (iii) as expressly provided in Exhibit A hereto, this Joinder has no effect on the Original Joinder Agreement, which continues to apply with respect to the Class P Units issued thereunder in accordance with its terms (as modified by the Separation Agreement).

2.	Vesting. The Issued Units shall vest in accordance with the terms set forth on Exhibit A hereto.

3.
Section 83(b) Election; Withholding. The Issued Units are intended to constitute “profits interests” within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343 and Rev. Proc. 2001-43, 2001-2 C.B. 191. Within thirty (30) days following the date hereof, the Class P Member shall file an election with the Internal Revenue Service pursuant to Section 83(b) of the Code (the “Section 83(b) Election”) in the form annexed hereto as Exhibit B. The Class P Member acknowledges that the Company has not provided the Class P Member with tax advice regarding the Section 83(b) Election and has urged the Class P Member to consult the Class P Member’s own tax advisor with respect to the tax consequences thereof.

4.	Ownership. A schedule of the Class P Member’s Membership Interests in the Company as of the Closing Date (as defined in the Purchase Agreement) is set forth on Exhibit C hereto.

5.
Powers of Managing Member. Subject to the terms of this Joinder and the Agreement, the Managing Member shall have the authority to: (a) interpret this Joinder, the Agreement and the Class P Member’s entitlements hereunder and thereunder, (b) determine whether, when, and to what extent any Class P Unit has become vested and/or exercisable and whether any performance-based vesting conditions have been satisfied, (c) make, amend, and rescind rules relating to the Class P Units, (d) impose such restrictions, conditions, or limitations as it determines appropriate as to the timing and manner of any resales by the Class P Member of any Units issued hereunder, including restrictions under an insider trading policy and restrictions as to the use of a specified brokerage firm for such resales, and (e) make all other decisions relating to the operation of the Agreement and this Joinder.

6.
Adjustments. In the event of a subdivision of the Class P Units or any equity securities issuable on exercise, conversion or exchange of the Class P Units, a declaration of a dividend payable in equity interests, a combination or consolidation of the outstanding Company Units (by reclassification or otherwise) into a lesser number of Company Units, or any other increase or decrease in the number of issued Class P Units or Class B Common Units effected without receipt of consideration by the Company, proportionate adjustments shall be made to the following:

(a) The number and kind of Units available for issuance pursuant to this Joinder; and

(b) The number and kind of equity interests each outstanding Class P Unit may become convertible into, or exchangeable for.

In the event of a declaration of an extraordinary dividend payable in a form other than Class B Common Units in an amount that has a material effect on the value of Class B Common Units, a recapitalization, a spin-off or a similar occurrence, the Managing Member may make such adjustments as it, in its sole discretion, deems appropriate to the foregoing. Any adjustment in the number of Units pursuant to this Section 6 shall be rounded down to the nearest whole share, although the Managing Member in its sole discretion may make a cash payment in lieu of a fractional Unit. Except as provided in this Section 6, the Class P Member shall have no rights by reason of any issuance by the Company of equity of any class or securities convertible into equity of any class of Unit, any subdivision or consolidation of equity interests of any class, the payment of any equity interest dividend or any other increase or decrease in the number of Units of any class.

7.
Amendments. Notwithstanding anything in the Agreement to the contrary, the Company hereby acknowledges and agrees that the Company shall not issue any Class P Units to any other Person, absent the Class P Member’s advance written consent. In furtherance of the foregoing, the Company hereby agrees not to adopt any amendment to the Agreement or to this Joinder that (i) would in any manner be materially and disproportionately adverse to the rights and privileges of the Class P Member relative to the rights of any other Member or group of Members without the advance written consent of the Class P Member (including any amendment or modification to the foregoing restrictions set forth herein); (ii) would require additional Capital Contributions from the Class P Member; (iii) would adversely and materially modify the indemnification and/or insurance coverage protections afforded to such Class P Member by the Company (unless such modification provides broader protection to the Class P Member); and (iv) would modify the determination of provisions of Fair Market Value (as defined in Exhibit A); provided, that (a) no amendment to the Members Schedule nor (b) any amendment to or amendment and restatement of the Agreement in connection with the transactions contemplated by the Purchase Agreement shall require the consent of the Class P Member.

8.
Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws.

9.	Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

10.	Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

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IN WITNESS WHEREOF, the parties hereto have executed this Joinder to the Limited Liability Company Agreement of ContextLogic Holdings, LLC on the date set forth in the introductory paragraph hereof.

CONTEXTLOGIC HOLDINGS, LLC

By:
Name:	Mark Ward
Title:	President

Rishi Bajaj

EXHIBIT A

Definitions.

“Class A Common Stock” means Class A Common Stock of Parent.

“End Date” means December 31, 2030.

“Fair Market Value” means the closing price of a share of Class A Common Stock on any established stock exchange or a national market system on the applicable date or, if the applicable date is not a trading day, on the last trading day prior to the applicable date, as reported in a source that the Managing Member deems reliable. If shares of Class A Common Stock are not traded on an established stock exchange or a national market system, the Fair Market Value shall be determined by the Managing Member in good faith on such basis as it deems appropriate (the “Managing Member FMV”).  If the Class P Member disagrees with the Managing Member FMV, the Class P Member shall submit, in writing, a request to increase the Managing Member FMV and the basis (and all backup information) for why such an increase is appropriate.  If the Managing Member does not increase the Managing Member FMV and the Class P Member asserts that the Fair Market Value exceeds 110% of the Managing Member FMV, the Class P Member shall be entitled to require that the determination of Fair Market Value be determined by an independent third party appraiser selected by the parties (the “Appraiser”). The Managing Member and the Class P Member, respectively, shall be required to submit to the Appraiser and the other party any relevant information needed by the Appraiser to perform the valuation, including the basis, and backup information for the basis, of the Managing Member FMV and the Class P Member’s proposed valuation.  The Appraiser shall be instructed to determine Fair Market Value (the “Appraiser FMV”) no later than 30 days after the Appraiser’s engagement. If the Appraiser FMV exceeds 110% of the Managing Member FMV, the Appraiser FMV shall be the Fair Market Value. If the Appraiser FMV does not exceed 110% of the Managing Member FMV, the Managing Member FMV shall be the Fair Market Value.  The costs of the Appraiser shall be borne by the Company, unless the Appraiser FMV does not exceed 110% of the Managing Member FMV, in which case the costs of the Appraiser shall be borne by the Class P Member and the Class P Member shall reimburse the Company, or the Company may, in its discretion, set off any amounts due to the Class P Member, for its costs thereof. The decision of the Appraiser shall be final and binding on all parties.

“Performance Level” means Fair Market Value for a share of Class A Common Stock, based on a 20-day average closing price of the Class A Common Stock.

“Performance Period” means the period commencing on the date hereof and ending on the End Date.

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Performance Criteria

The Class P Member will become vested in the Issued Units upon the achievement of a Performance Level of $30 (the “Target”) at any time during the Performance Period. If the Target is not achieved during the Performance Period, all Issued Units will be forfeited for no consideration upon the End Date.  For the avoidance of doubt, any forfeiture of the Issued Units for failure to achieve the Target during the Performance Period shall not in any way impact any Class P Units issued pursuant to the Original Joinder Agreement.

In the event of a stock split or reverse stock split (or similar transaction or event) that changes the number of shares of Class A Common Stock (or applicable successor security) that are outstanding without receipt of consideration by Parent, the Managing Member shall make proportionate adjustments to the Target to account for such transaction or event to prevent inappropriate dilution or enlargement of the benefits intended to be made available by the Class P Units. The Class P Member expressly acknowledges and agrees that such a proportionate adjustment shall likewise apply to any price targets applicable to the “Performance Vesting Units” issued pursuant the Original Joinder Agreement upon such transaction or event (and that this paragraph shall be deemed to apply to Exhibit B to the Original Joinder Agreement, mutatis mutandis).

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EXHIBIT B

SECTION 83(b) ELECTION

The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in gross income as compensation for services the excess (if any) of the fair market value of the Class P Units described below over the amount paid for such Class P Units.

1.	The name, taxpayer identification number, address of the undersigned, and the taxable year for which this election is being made are:

Name:	RB Strategic Holdings LP – Easter Series
SSN:
Address:
Taxable Year:	Calendar Year 202[•]

2.	The property which is the subject of this election is:

600,000 Class P Units of ContextLogic Holdings, LLC

3.	The property was transferred to the undersigned on: [•]

4.	The property is subject to the following restrictions:

The Class P Units shall vest based upon the satisfaction of performance-based vesting conditions.

5.
The fair market value of the property at the time of transfer (determined without regard to any restriction other than a nonlapse restriction as defined in Section 1.83-3(h) of the Income Tax Regulations) is $0.00.

6.	For the property transferred, the undersigned paid is $0.00.

7.	The amount to include in gross income is $0.00.

The undersigned taxpayer will file this election with the Internal Revenue Service office with which taxpayer files his or her annual income tax return not later than thirty (30) days after the date of transfer of the property. A copy of this election will also be furnished to the person for whom the services were performed. The undersigned is the person performing the services in connection with which the property was transferred.

Dated:	202[•]
		Name:	RB Strategic Holdings LP – Easter Series

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EXHIBIT C

Class P Member Ownership

2,972,216.60 Class P Units

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Exhibit C

Tag-Along Rights Amendment to LLCA

If Abrams or BCP is converting or exchanging (howsoever structured) all or any portion of its Class A Convertible Preferred Units into or for Equity Securities of any other Affiliated Entity (such Equity Securities, the “Exchange Consideration”), the Company will cause the applicable Affiliated Entity to provide each other Class A Member and the Class P Member with (a) at least fifteen (15) Business Days’ advanced written notice thereof (a “Tag-Along Notice”) and (b) the right and opportunity, but not the obligation, to exchange or convert (i) up to all of such Class A Member’s Class A Convertible Preferred Units, at the same amount of Exchange Consideration per Class A Convertible Preferred Unit as Abrams or BCP, as applicable, and (ii) the same percentage of the Class P Member’s Class P Units as the percentage of Class A Convertible Preferred Units converted or exchanged by Abrams or BCP, as applicable, at an amount of Exchange Consideration per Class P Unit determined by reference to the fair market value of the Exchange Consideration to be received by Abrams or BCP, as applicable, per Unit, less the Capital Contribution amounts with respect to such Abrams or BCP Unit, and on substantially the same other terms and conditions as Abrams or BCP, as applicable, in each case, with respect to both the immediately preceding clause (i) and clause (ii), subject to any applicable legal, regulatory and tax considerations (a “Tag-Along Opportunity”); provided, that, notwithstanding the foregoing, the effectiveness of any participation election with respect to any Unvested Class P Unit will be delayed until, and conditioned upon, such Unvested Class P Unit becoming a Vested Class P Unit, and, accordingly, such participation will be on such terms and conditions as the Managing Member determines necessary or advisable (subject to being at the price specified in the immediately preceding clause (ii)).  The Tag-Along Notice shall specify the Exchange Consideration per Class A Convertible Preferred Unit and the type of Equity Securities to be received.  As used in this Section 9.03, the “fair market value” of the Exchange Consideration and the amount of Exchange Consideration per Class P Unit shall be determined promptly in good faith by the Managing Member following the request of the Class P Member. If a Class A Member or the Class P Member desires to accept a Tag-Along Opportunity, it must respond affirmatively in writing to the applicable Company Group Member and Abrams or BCP (as applicable) by no later than fifteen (15) Business Days after the date of the Tag-Along Notice, which acceptance will be an irrevocable commitment to participate in the Tag-Along Opportunity and will require the Class A Member and/or the Class P Member to enter into (x) with respect to Class A Units and Vested Class P Units, substantially identical agreements and documents as Abrams or BCP, as applicable, in connection with the Tag-Along Opportunity and (y) with respect to Unvested Class P Units, such agreements and documents as the Managing Member determines necessary or advisable consistent with the first sentence of this Section 9.03.  If a Class A Member or the Class P Member either rejects a Tag-Along Opportunity or does not respond to a Tag-Along Notice by fifteen (15) Business Days after the date of the Tag-Along Notice, then such Class A Member or the Class P Member, as applicable, will be deemed to have irrevocably waived the right to participate in that Tag-Along Opportunity, but not any future Tag-Along Opportunities (if any). The aggregate Exchange Consideration payable for the Units converted or exchanged by any Member pursuant to this Section 9.03 will be allocated among the Members participating in such conversion or exchange based upon the Liquidation Value of such Member’s Units so converted or exchanged. If Abrams or BCP (a) converts any of its Class A Convertible Preferred Units into Class B-2 Common Units, the provisions of this Section 9.03 shall apply mutatis mutandis to those converted Class B-2 Common Units and (b) Transfers any of its Units to any other Person, such Person shall, by execution of a joinder to this Agreement, become automatically bound by and subject to the provisions of this Section 9.03 with respect to such Units on the same terms as Abrams or BCP, as the case may be.  In furtherance of the foregoing, the Company agrees not to recognize, give effect to, or permit any Transfer by Abrams or BCP unless the transferee signs a joinder to this Agreement.

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